Exhibit 99.1

Investor Contact:	Media Contact:
Joanne Keates	Todd Evans
Vice President, Investor Relations	Corporate Communications
(714) 444-8551	(714) 445-3066
joanne.keates@mscsoftware.com	todd.evans@mscsoftware.com

MSC.Software Announces Status of Independent Review and Reports
 Certain Second Quarter Financial Results

SANTA ANA, Calif. — August 11, 2004 - MSC.Software Corp. (NYSE: MNS), today announced the current status of the independent review led by the Company’s Audit Committee and reported certain financial results for the second quarter ended June 30, 2004.

As previously disclosed, the Company’s Audit Committee has been directing an independent review initially focused on allegations regarding possible withholding of information from the Company’s independent auditors relating to the accounting for stock options of a departing employee of a foreign subsidiary.  The review has been expanded to include a review of the possible withholding of information from the Company’s independent auditors related to revenue recognition in the Asia Pacific region.  Management has cooperated fully with the Audit Committee’s review.  The Company’s Audit Committee believes that a majority of the independent review has been completed.

During this process, the Company’s Audit Committee, with advice from outside legal counsel and independent accountants, determined that, in addition to the previously disclosed restatement of certain elements of the Company’s financial statements, the Company’s revenue for the periods subsequent to January 1, 2001 should be restated to reflect adjustments to the timing and allocation of revenue.  Furthermore, the Company is taking appropriate action to strengthen its internal financial controls.

The Company believes that the primary impact of the restatement of revenues will be adjustments to the timing and allocation of revenue for paid-up software contracts between recognized software license revenue and deferred revenue.  The Company also believes that the periods in which revenue is recognized may change, positively or negatively, from amounts previously reported and that this restatement will have no impact on the Company’s cash or cash flow for any of the restated financial periods.

The Company believes that the restatement will be completed in the next several months.  Upon delivery of the restated numbers to the independent auditors and completion of their audit, the Company will file its Form 10-K for the year ended December 31, 2003 and its Form 10-Q’s for subsequent quarters.  No estimate can be given regarding the exact timing of the completion of the internal review or the restatement process.  No assurances can be given that additional revisions will not be required.

Since the Company is unable to quantify the exact impact of the restatement on its financial results at this time, the Company will delay the full release of second quarter results and the Company’s published financial statements and guidance should not be relied upon.

Second Quarter Financial Information

During the second quarter, total operating expenses were $41.9 million compared to $43 million in the first quarter.  SG&A expense totaled $34.4 million, including one-time fees related to the independent review of approximately $2.9 million. Excluding these fees, SG&A expense decreased by 8% sequentially.  R&D expense decreased in the quarter by 6% sequentially to $6.0 million.  In the second quarter, total other expenses was $1.1 million.  Cash and investments at the end of the quarter stood at a very strong $73.2 million compared to $57.2 million at March 31, 2004 and $48.5 million at December 31, 2003. Cash flow from operations for the quarter was a very strong $19.3 million compared to $16.5 million for the quarter ended March 31, 2004.  Days sales outstanding (DSOs) at June 30, 2004 stand at 80 days compared to 100 days at March 31, 2004 and 98 days at December 31, 2003.  Gross accounts receivable were $59 million at June 30, 2004 compared to $75.8 million at March 31, 2004 and $75.6 million at December 31, 2003.

In the second quarter, the global sales pipeline, which is the sales management and revenue-forecasting tool that tracks potential customer contracts and engagements, grew to an all time high of $293 million.  In the second quarter, the America’s pipeline rose to $122 million and key software and service transactions were signed with customers including GE,

 ITT and Northrop Grumman.  In Europe, the pipeline rose to $76 million and key software and service engagements were signed with customers including GKN, Avio, Gamesa Aeronautica and Messier Dowty.  In Asia-Pacific, the pipeline rose to $95 million and key software and service contracts were signed with customers including Nissan Diesel Motor, Kyocera, Everlight Electric and Bradken Mining.  There is no assurance that any of these pipeline amounts will result in executed contracts or revenues.

Conference Call

The Company will hold a conference call to discuss this press release on Wednesday, August 11, 2004 at 8:30 am pacific (11:30 am eastern) time.  This conference call is being Webcast and can be accessed at the following URL: http://www.mscsoftware.com/ir/, or by dialing in to (800) 374-0151 in the U.S. or to (706) 634-4981 for international callers. To participate in the live conference call, use the following conference ID code: 9367984.

About MSC.Software Corporation

MSC.Software (NYSE: MNS) is the leading global provider of virtual product development (VPD) products including simulation software and services that help companies make money, save time and reduce costs associated with designing and testing manufactured products.  MSC.Software works with thousands of companies in hundreds of industries to develop better products faster by utilizing information technology, software and services.  MSC.Software employs more than 1300 people in 22 countries.  For additional information about MSC.Software’s products and services, please visit www.mscsoftware.com.